EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated October 25, 1995 (except for note C, as to which the date is November 10, 1995) accompanying the financial statements of Daig Corporation included in the Annual Report on Form 10-K for the year ended September 30, 1995 which is incorporated by reference in this Registration Statement of St. Jude Medical, Inc. on Form S-4. We hereby consent to the incorporation by reference of said report in the Proxy Statement of Daig Corporation forming part of the Registration Statement of St Jude Medical, Inc. on Form S-4 and to the use of our name as it appears under the caption "experts."

GRANT THORNTON LLP


/s/ Grant Thornton LLP

Minneapolis, Minnesota
April 19, 1996